                                                                     Exhibit 3.6

                             CASH TECHNOLOGIES, INC.

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                     RIGHTS AND NUMBER OF SHARES OF SERIES D
                   10% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law

         The undersigned President and Secretary, respectively, of CASH TECHNOLOGIES, INC., a Delaware corporation (the "Corporation") certify that pursuant to authority granted to and vested in the Board of Directors of the corporation by the provisions of the Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has duly adopted as of May 30, 2001 the following resolutions creating the Series D 10% Cumulative Convertible Preferred Stock:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the corporation of the Corporation's Certificate of Incorporation, a series of preferred stock of the corporation be, and it hereby is, created out of the 1,000,000 shares of authorized preferred stock, par value $.01 per share, of the Corporation, of which 231 shares are available for issuance, such series to be designated Series D 10% Cumulative Convertible Preferred Stock (the "Series D Preferred Stock"), to consist of 25 shares, par value $.01 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Certificate of Incorporation) as follows:

         1.       Certain Definitions

         Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

         Common Stock. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of Common Stock, par value $.001 per share of the Corporation, and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

         Conversion Date. The term "Conversion Date" shall have the meaning set forth in subparagraph 4(d) below.

         Conversion Price. The term "Conversion Price" shall mean the price used to determine the number of shares of Common Stock deliverable upon conversion of a share of the Series D Preferred Stock, which shall be determined by dividing
(A) the Issue Price by (B) the Discounted Market Price; provided, however, in no event shall the Conversion Price be less than $.75 or more than $2.00.

         Conversion Shares. The term "Conversion Shares" means the shares of Common Stock issued or issuable to the holders of the Series D Preferred Stock upon conversion thereof in accordance with the terms hereof.

         Discounted Market Price. The term "Discounted Market Price" means the Market Price less 30%.

         Dividend Date. The term "Dividend Date" shall mean the last day of each calender quarter of each year that any share of the Series D Preferred Stock is outstanding, commencing on September 30, 2001.

         Issue Date. The term "Issue Date" shall mean the date that shares of Series D Preferred Stock are first issued by the Corporation.

         Issue Price. The term "Issue Price" shall mean $10,000 per share of Series D Preferred Stock.

         Junior Stock. The term "Junior Stock" shall mean any class or series of capital stock of the Corporation, including the Common Stock, ranking junior to the Series D Preferred Stock in respect of the right to receive dividends, and for the purposes of paragraph below, any class or series of capital stock of the Corporation, including the Common Stock, ranking junior to the Series D Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

         Liquidation Price. The term "Liquidation Price" means $10,000 per share of Series D Preferred Stock.

         Market Price. The term "Market Price" means average of the closing bid prices for the Corporation's Common Stock for the 20 trading days prior to the relevant date, as quoted on the American Stock Exchange (or (i) in the event that the Common Stock is not traded on the American Stock Exchange, the primary stock exchange on which the Common Stock is then listed or (ii) or in the event that the Common Stock is not traded on the American Stock Exchange or another stock exchange, then Nasdaq Stock Market or (iii) or in the event that the Common Stock is not traded on the American Stock Exchange or another exchange or Nasdaq Stock Market then in accordance with quotes which may be available for the Common Stock in the bulletin board or the pink sheets)

         Record Date. The term "Record Date" means the date set by the Board of Directors to determine the stockholders of the Corporation entitled to attend and vote at any meeting of stockholders or upon written consent.

         Redemption Date. The term "Redemption Date" means the date of notice of redemption of the Series D Preferred Stock determined in accordance with Section 6 hereof.

         Redemption Price. The term "Redemption Price" means the sum of (i) 130% of the Liquidation Price plus (ii) all unpaid dividends to the Redemption Date plus (iii) any damages payable to the holder of Series D Preferred Shares as determined in Section 1.3 of the Registration Rights Agreement dated as of May 31, 2001 executed by the Company.

         Senior Stock. The term "Senior Stock" shall mean any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series D Preferred Stock in respect of the right to receive dividends, including without limitation, the Company's Series A Cumulative Convertible Preferred Stock of which 118,125 are outstanding, the Company's Series B Cumulative Convertible Preferred Stock of which 400,000 shares are outstanding, the Company's Series C Convertible Preferred Stock of which 480,769 shares are outstanding, and, for the purposes of paragraph 3 below, any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series D Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

         Subsidiary. The term "Subsidiary" shall mean any Corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.

         2. Dividends

         (a) Each share of Series D Preferred Stock shall be entitled to cumulative annual dividends at the rate of 10% which will accrue from the Issue Date and be payable when and as declared by the Board of Directors out of funds legally available therefore, to holders of record on the 10th business day prior to the Dividend Date that any shares of Series D Preferred Stock are outstanding, in cash, or, at the option of the Company, in additional shares of Common Stock based upon a price per share of Common Stock equal to 80% of the Market Price on the Dividend Date. If any Dividend Date is not a business day, such Dividend Date shall be the next succeeding business day. In the event that pursuant to applicable law or contract the Corporation shall be prohibited or restricted from paying in cash the full dividends to which holders of the Series D Preferred Stock shall be entitled, the cash amount available pursuant to applicable law or contract shall be distributed among the holders of the Series D Preferred Stock ratably in proportion to the full amounts to which they would otherwise be entitled and any remaining amount due to holders of the Series D Preferred Stock shall be payable in additional shares of Series D Preferred Stock. The amounts to be distributed pursuant to the preceding sentence shall, in each case, be adjusted by rounding down to the nearest whole cent. Dividends, if payable hereunder, shall be paid within 45 days of the Dividend Date.

         (b) Dividends on the Series D Preferred Stock shall accrue whether or not they have been declared and whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The Issue Date shall be deemed to be the date of issuance of the Series C Preferred Stock regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such shares.

         Dividends on the Series D Preferred Stock will be junior to dividends on any series or class of Senior Stock and if at any time any dividend on Senior Stock is in default, the Corporation may not pay any dividend on the Series D Preferred Stock until all accrued and unpaid dividends on the Senior Stock for all prior periods and the current period are paid or declared and set aside for payment. The Series D Preferred Stock will have priority as to dividends over the Common Stock and any other series or class of the Corporation's Junior Stock, and no dividend (other than dividends payable solely in Junior Stock) may be paid on, and no purchase, redemption or other acquisition may be made by the Corporation of, any Junior Stock unless all accrued and unpaid dividends on the Series D Preferred Stock for all prior periods and the current period have been paid or declared and set apart for payment.

         3.    Distributions Upon Liquidation, Dissolution or Winding Up.

               In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series D Preferred Stock shall be entitled to be paid $10,000 per share, and no more, in cash and/or in property taken at its fair value as determined by the Board of Directors, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the Series D Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series D Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series D Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another Corporation, Corporations, entity or other entities, nor the sale of all or substantially all of the assets of the Corporation shall be deemed a 1iquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 3. Notwithstanding anything herein to the contrary, while any shares of Series D Preferred Stock are outstanding, the Corporation shall not establish any Senior Stock (exclusive of the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred which has been authorized as of the date of this Certificate of Designation) without the prior affirmative vote of a majority of the shares of Series D Preferred Stockholders.

         4.    Conversion Rights

               The Series D Preferred Stock shall be convertible into Common Stock according the following provisions:

         (a) Optional Conversion. At any time following the Issue Date, the Series D Preferred Stock shall be convertible into fully paid and nonassessable shares of Common Stock, at the Conversion Price, at the option of the holder of any shares of Series D Preferred Stock upon the terms hereinafter set forth.

         (b) Mechanics of Conversion. The holder of any shares of Series D Preferred Stock may exercise the conversion right specified in subparagraph 4(a) by surrendering to the Corporation the certificate or certificates for the shares to be converted, accompanied by Conversion Notice specifying the number of shares to be converted; provided that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series D Preferred Stock are either delivered to the Corporation. Conversion of the shares may be exercised in whole or in part by the holder by faxing an executed and completed notice of conversion to the Corporation and delivering the original notice of conversion and the certificate representing the shares of Series D Preferred Stock being converted to the Corporation by express courier within three (3) business days of exercise. Conversion shall be deemed to have been effected on the date when delivery of the Conversion Notice and certificates for shares to be converted are delivered to the Corporation and such date is referred to herein as the "Conversion Date". Subject to the provisions of subparagraph 4(d)(iv), as promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 4(f). Subject to the provisions of subparagraph 4(d)(iv), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series D Preferred Stock surrendered for conversion (in the case of conversion pursuant to subparagraph 4(a), the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series D Preferred Stock representing the unconverted portion of the certificate so surrendered.

         (c) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series D Preferred Stock. If more than one share of Series D Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series D Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series D Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest multiplied by the Conversion Rate.

         (d) Conversion Rate Adjustments. The Conversion Rate shall be subject to adjustment from time to time as follows:

             (i) Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (A) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series C Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Series D Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Rate shall be made whenever any event specified above shall occur.

             (ii) Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (A) of shares of any class other than its Common Stock or (B) of evidence of indebtedness of the Corporation or any Subsidiary or (C) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 4(d)(i) above), or (D) of rights or warrants (excluding those referred to in subparagraph 4(d)(i) above), each holder of a share of Series C Preferred Stock shall, upon the exercise of his right to convert after such record date, receive, in addition to the shares of Common Stock to which he is entitled, the amount of such shares, indebtedness or assets (or, at the option of the Corporation, the sum equal to the value thereof at the time of distribution as determined by the Board of Directors in its sole discretion) that would have been distributed to such holder if he had exercised his right to convert immediately prior to the record date for such determination.

             (iii) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another Corporation, or in case of any sale, lease or conveyance to another Corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Series D Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series D Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series D Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series D Preferred Stock.

             (iv) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subparagraph (d) shall require that any adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event
(A) issuing to the holder of any share of Series D Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph (e) of this paragraph 4, provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

             (v) Statement Regarding Adjustments. Whenever the Conversion Rate shall be adjusted as provided in subparagraph 4(d), the Corporation shall forthwith file, at the office of any transfer agent for the Series D Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Rate that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by registered or certified mail, return receipt requested, postage prepaid, to each holder of shares of Series D Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 4(f).

         (e) Notice to Holders. In the event the Corporation shall propose to take any action of the type described in clause (d) (but only if the action would result in an adjustment in the Conversion Rate), (ii) or (iii) of subparagraph 4(d), the Corporation shall give notice to each holder of shares of Series C Preferred Stock, in the manner set forth in subparagraph 4(f), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series C Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 10 days prior to the taking of such proposed action.

Failure to give such notice, or any defect therein, shall not, however, affect the legality or validity of any such action.

         (f) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series C Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved In the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series D Preferred Stock in respect of which such shares are being issued.

         (g) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series D Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series D Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series D Preferred Stock.

         (h) Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series D Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including, without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

         5.  Voting Rights

         The holders of record of shares of Series D Preferred Stock shall be entitled to the following voting rights:

         (a) so long as any shares of Series D Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required under the Delaware General Corporation Law, without first obtaining the approval of at least a majority of the then outstanding shares of Series C Preferred Stock, given in person or by proxy either by written consent or at a meeting at which the holders of such shares shall be entitled to vote separately as a class, the Corporation shall not (i) amend, alter or repeal any provisions of the Series D Preferred Stock, Certificate of Incorporation or Bylaws so as to materially adversely affect any of the preferences, rights, powers or privileges of the Series D Preferred Stock or the holders thereof,
(ii) create, authorize or issue any other class or series of preferred stock on a parity with, or having greater or preferential rights than, the Series C Preferred Stock with respect to liquidation or dividends, (iii) directly or indirectly, redeem, repurchase or otherwise acquire for value, or set aside for payment or make available for a sinking fund for the purchase or redemption of, any stock ranking junior to on a parity with the Series C Preferred Stock, (iv) enter into any agreement which would prohibit or restrict the Corporation's right to pay dividends on the Series D Preferred Stock, and (v) consummate transaction which would result in a change of control of the Corporation or a sale of all or substantially all of the assets of the Company.

         (b) as otherwise provided by the Delaware General Corporation Law.

         6. Mandatory Redemption The Series D Preferred Shares shall be mandatorily redeemed by the Corporation in accordance with this Section 6.

         (a) If any of the following events shall occur, then the Corporation shall be required, following receipt of notice as provided in this Section 6 from the holders to the Corporation, to redeem all of the shares of Series D Preferred Stock requested to be redeemed by the holders:

             (i) if the Corporation's Common Stock fails to be listed on, or quotes are unavailable from, the American Stock Exchange or the Nasdaq National Market or Nasdaq SmallCap Market for a period of 20 trading days;

             (ii) if the Corporation consummates a sale of its Common Stock (including the sale of any equity or debt security convertible into Common Stock) where the per share purchase price (exclusive of any anti-dilution provisions which might subsequently reduce the per share price) is less than $.75 per share; or

             (iii) if the Corporation has not obtained by a date which is 180 days from the Issue Date an order of effectiveness from the Securities and Exchange Commission declaring effective a registration statement allowing for the resale by the holders of Series D Preferred Stock the Conversion Shares.

         (b) Upon the occurrence of any one of the events set forth in Section 6(a), then the holders of the Series D Preferred Stock shall have the right, at their option, to deliver a written notice to the Corporation ("Redemption Notice") demanding that all or any portion of the shares of Series D Preferred be redeemed by the Corporation. The Redemption Notice shall be accompanied by the certificates representing the shares of Series D Preferred Stock which the holder demands to be redeemed. The Redemption Notice shall be irrevocable unless the Corporation agrees in writing to revocation by the holder.

         (c) Within 30 days of the date of the receipt by the Company of the Redemption Notice, the Company shall deliver, by wire transfer or certified check, payable to the registered holder of the Series D preferred Stock being redeemed, the Redemption Price.

         (d) Upon receipt of the holder of the Redemption Price, all rights of the holder as a holder of Series D Preferred Stock shall terminate in full.

         7.  Exclusion of Other Rights

         Except as may otherwise be required by law, the shares of Series D Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation.

         8.  Headings of Subdivisions

         The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

         9.  Severability of Provisions

         If any right, preference or limitation of the Series D Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

         10. Status of Reacquired Shares.

         Shares of Series D Preferred Stock which have been issued and reacquired in any manner or converted shall (upon compliance with any applicable provisions of the laws of the State of Delaware) not be reissued as Series D Preferred Stock, but shall have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

         IN WITNESS WHEREOF, this Certificate has been made under the seal of the Corporation and the hands of the undersigned as of May 30, 2001.

                                                              /s/ Bruce Korman
                                                              ----------------
                                                              Name: Bruce Korman
                                                              Title: President

Attest:

/s/ Edmund King
---------------
Edmund King,  Secretary